Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-52437, 033-65291, and 333-152505 on Form S-8 of our report dated June 25, 2009, appearing in this Annual Report on Form 11-K of the Rayonier Investment and Savings Plan for Salaried Employees for the year ended December 31, 2008.

/s/ ENNIS, PELLUM & ASSOCIATES, P.A.

Jacksonville, Florida

June 25, 2009